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                               Value Health, Inc.


         EXHIBIT 11 - SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                  (Unaudited)
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- --------------------------------------------------------------------------------
                                 Three Months Ended         Six Months Ended
                                      June 30,                  June 30,
                              --------------------------------------------------
                                 1996         1995         1996         1995
- --------------------------------------------------------------------------------

Net Earnings                  $19,273,000  $22,870,000  $38,367,000  $36,765,000
================================================================================

Weighted Average Number of
 Shares Outstanding During The
  Period                       54,290,070   52,969,826   54,493,756   52,909,508

Add:
   Common Stock Equivalent
    Shares Represented By
     Employer Stock
       Options Granted
     Related To Stock Plans       637,034    1,405,403      532,466    1,337,092


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Weighted Average Number Of
 Common Shares
  Used In The Computation
   Of Net Earnings Per Share   54,927,104   54,375,229   55,026,222   54,246,600

================================================================================

Net Earnings Per Share              $0.35        $0.42        $0.70        $0.68
================================================================================

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